Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated this 15 day of February, 2024

CLIENT	CONSULTANT

SMX (security matters) Public Limited Company Mespil House, Sussex Road, Dublin 4, Ireland (the “Client”)	1341587 B.C. LTD. 305-820 6th Ave, New West, BC, V3M5V4, Canada (the “Consultant”)

BACKGROUND

A.	Based on representations of Consultant, the Client is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the “Services”) and report to Company on weekly basis of its performance, for the whole duration of this Agreement:

●	Social Media optimization - a strategic approach to boost online visibility and engagement. It involves optimizing profiles with consistent branding, creating shareable content, integrating relevant keywords, and actively engaging with the audience.;

●	Drawing on extensive experience in fashion modelling and apparel design, my R&D methods are for actively exploring new applications of SMX Technology. To discover innovative ways to integrate this technology into the fashion industry more effectively.; and

●	Introductions to prospective clients to continue to create additional streams of revenue.

2.	The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

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TERM OF AGREEMENT

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect until August 15, 2024. The Term may be extended with the written consent of the Parties.

PERFORMANCE

4.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

CURRENCY

5.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in CAD (Canadian Dollars).

COMPENSATION

6.	The Consultant will charge the Client a flat fee of $150,000.00 for the Services (the “Compensation”) for the whole 6 months period

7.	The Consultant will invoice the Client as follows:

●	The payment for the entire duration of the agreement is to be paid upfront and due immediately upon signing of agreement. ..This payment is non-refundable.

8.	Invoices submitted by the Consultant to the Client are due upon receipt.

9.	The Consultant will not be reimbursed for any expenses incurred in connection with providing the Services of this Agreement.

CONFIDENTIALITY

10.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

11.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will end on the termination of this Agreement except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.

12.	All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

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13.	Trading restrictions. During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its affiliates and agents will not (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any debt or equity security of Client or any of its subsidiaries, or rights or options to acquire interests in any of Client’s debt or equity securities; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any debt or equity securities of Client or any securities convertible into or exercisable or exchangeable for shares of capital stock of Client; or (iii) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the US Exchange Act) of any debt or equity security or any stock pledge, forward sales contract, option, put, call, swap or similar hedging transaction with respect to any securities of the Client.

OWNERSHIP OF INTELLECTUAL PROPERTY

14.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

15.	The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

16.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

17.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

RIGHT OF SUBSTITUTION

18.	Except as otherwise provided in this Agreement, the Consultant may, at the Consultant’s absolute discretion, engage a third party sub-contractor preapproved by Company to perform some or all of the obligations of the Consultant under this Agreement.

19.	In the event that the Consultant hires a sub-contractor all obligations of Consultant shall remain the same (as of the sub-contractor is part of Consultant), Consultant will be fully liable for any action or omission of sub-contractor; and

●	the Consultant will pay the sub-contractor for its services and the Compensation will remain payable by the Client to the Consultant.

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AUTONOMY

20.	Except as otherwise provided in this Agreement, the Consultant will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

21.	Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

22.	The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

23.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

●	SMX (security matters) Public Limited Company
Mespil House, Sussex Road, Dublin 4, Ireland
Attention: Haggai Alon
With a copy (which shall not be deemed service of process by itself, but without which service will not be deemed made) to: Doron Afik, Esq., Chief Legal, doron@afiklaw.com, 103 Hahashmonaim St., Tel Aviv, Israel

●	1341587 B.C. LTD.
305-820 6th Ave, New West, BC, V3M5V4, Canada

or to such other address as either Party may from time to time notify the other.

INDEMNIFICATION

24.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

25.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

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TIME OF THE ESSENCE

26.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

27.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

28.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

INUREMENT

29.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

30.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

31.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

32.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

SEVERABILITY

33.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

34.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

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IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this ______day of        ,          .

SMX (security matters) Public Limited Company
Per: haggai alon

/s/ Haggai Alon
(Seal) Officer’s Name:

1341587 B.C. LTD.
Per: /s/ Franka Zunic (Seal)
Officer’s Name: Franka Zunic